EXHIBIT 99.1

Steinway Closes Sale of West 57th Street Building

WALTHAM, MA — June 28, 2013 — Steinway Musical Instruments, Inc. (NYSE: LVB) today announced the closing of its previously announced transaction to sell its interest in the Steinway Hall building to a partnership led by JDS Development Group. The Steinway Hall building is a 247,000-square-foot, 16-story boutique office building on West 57th Street in New York City that houses the Company’s flagship retail showroom. Steinway received a cash purchase price of $46.3 million.

Steinway Chairman and CEO Michael Sweeney commented, “We are pleased to have concluded this transaction, strengthening our already healthy balance sheet and facilitating the redemption of our outstanding 7.0% Senior Notes due 2014, announced on June 14th. The sale will also enable our management team to focus all of its attention on maximizing the value of our core musical instruments business. In addition, it positions us to prepare for the creation of a 21st century Steinway Hall in Manhattan that serves the needs of today’s artists and customers just as the West 57th Street building did when it opened in 1925.”

Steinway retains the right to occupy the premises through September, 2014 and to extend that period for an additional four months subject to an agreed upon rent.

After payment of associated transfer taxes and broker fees, the Company realized cash proceeds of approximately $43.7 million upon closing. It will recognize a taxable gain of approximately $22.0 million on the sale.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Company Contact: Julie A. Theriault Steinway Musical Instruments, Inc. (781) 894-9770 ir@steinwaymusical.com	Investor Relations Contact: Harriet Fried / Jody Burfening LHA (212) 838-3777 hfried@lhai.com